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                                                                    EXHIBIT 99.7
                            [NEWSPAPER ANNOUNCEMENT]

This is neither an offer to exchange or sell nor a solicitation of an offer to exchange or buy any of these securities. The Offer is made only by the Prospectus and the related Letter of Transmittal and the Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Trust by Merrill Lynch & Co., or one or more other brokers or dealers which are licensed under the laws of such jurisdiction.

                         Notice of Offer to Holders of

                              OHIO EDISON COMPANY

                    Shares of 7.75% Class A Preferred Stock

         Ohio Edison Financing Trust II, a Delaware statutory business trust (the "Trust"), is offering, upon the terms and subject to the conditions set forth in its Prospectus dated [________], 1996 (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Prospectus, constitute the "Offer"), to exchange its [___]% Trust Originated Preferred Securities(SM) ("TOPrS(SM)") (the "Preferred Securities") for up to 3,600,000 of the outstanding shares of 7.75% Class A Preferred Stock, $25 par value per share (the "Class A Shares"), of Ohio Edison Company, an Ohio corporation ("Ohio Edison"). Exchanges will be made on the basis of one Preferred Security for each Class A Share validly tendered and accepted for exchange in the Offer. Class A Shares not accepted for exchange because of proration will be returned. In connection with the Offer, Ohio Edison will deposit in the Trust as trust assets its [___]% Junior Subordinated Debentures due 2016, as set forth in the Prospectus.

         THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON [___________], 1996, UNLESS THE OFFER IS EXTENDED.

------------------------
(SM) "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.
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         NEITHER THE BOARD OF DIRECTORS OF OHIO EDISON, OHIO EDISON, THE
TRUSTEES NOR THE TRUST MAKES ANY RECOMMENDATION TO HOLDERS OF CLASS A SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING IN THE OFFER. HOLDERS OF CLASS A SHARES ARE URGED TO CONTACT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR DECISION ON WHAT ACTION TO TAKE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

         Upon the terms and conditions of the Offer, including the provisions relating to proration described in the Prospectus, the Trust will accept for exchange up to 3,600,000 Class A Shares, validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on [___________], 1996, or if the Offer is extended by the Trust, in its sole discretion, the latest date and time to which the Offer has been extended (the "Expiration Date"). Tenders of Class A Shares pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Trust, may be withdrawn at any time after 40 business days after the date of the Prospectus. Class A Shares not accepted because of proration will be returned to the tendering holders at the expense of the Trust as promptly as practicable following the Expiration Date.

         Consummation of the Offer is conditioned on, among other things, (i) receipt of at least 1,200,000 validly tendered Class A Shares (which condition may be waived by the Trust) and (ii) tenders by a sufficient number of holders of Class A Shares such that, as of the Expiration Date, there be at least 400 record or beneficial owners of at least 1,000,000 Preferred Securities to be issued in exchange for such Class A Shares (which condition may not be waived)(the "Minimum Distribution Condition").

         The Trust expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate the Offer, and not accept for exchange any Class A Shares and promptly return all Class A Shares upon the failure of any of the conditions specified above or in "The Offer--Conditions to the Offer" in the Prospectus, (ii) waive any condition to the Offer (other than the Minimum Distribution Condition) and accept all Class A Shares previously tendered pursuant to the Offer, (iii) extend the Expiration Date of the Offer and retain all Class A Shares tendered pursuant to such Offer until the Expiration Date, subject, however, to all withdrawal rights of holders, see "The Offer--Withdrawal of Tenders" in the Prospectus, (iv) amend the terms of the Offer or (v) modify the form of the consideration to be paid pursuant to the Offer. Any amendment applicable to the Offer will apply to all Class A Shares tendered pursuant to the Offer. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in the percentage of securities sought or the price, depends upon the facts and circumstances, including the relative materiality of such terms or information. See "The Offer--Expiration Date; Extensions; Amendments; Termination" in the Prospectus.

         The purpose of the Offer is to refinance the Class A Shares with the Preferred Securities to achieve certain tax efficiencies while preserving Ohio Edison's flexibility with respect to future financings.


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         The Prospectus and Letter of Transmittal contain important information which should be read before any action is taken by holders of Class A Shares. Tenders may be made only by a properly completed and executed Letter of Transmittal and in conformance with the terms thereof and of the Prospectus.

         Ohio Edison will pay to Soliciting Dealers (as defined in the Prospectus) designated by the record or beneficial owner, as appropriate, of Class A Shares a solicitation fee of $[_____] per Class A Share validly tendered and accepted for exchange pursuant to the Offer, subject to certain conditions. Soliciting Dealers are not entitled to a solicitation fee for Class A Shares beneficially owned by such Soliciting Dealer.

         The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus and is incorporated herein by reference.

         The Prospectus and the related Letter of Transmittal are first being sent to holders of Class A Shares on [__________], 1996 and are being furnished to brokers, dealers, banks and similar persons whose names, or names of whose nominees, appear on the lists of holders of the Class A Shares or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Class A Shares.

         Any questions or requests for assistance may be directed to the Information Agent and the Dealer Manager at the addresses and telephone numbers set forth below. Requests for copies of the Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Georgeson & Company Inc., the Information Agent, at (800) 223-2064, and copies will be forwarded promptly at Ohio Edison's expense. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.


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                    The Information Agent for the Offer is:

                                 [insert logo]

                            Georgeson & Company Inc.

                               Wall Street Plaza
                           New York, New York  10005
                           (800) 223-2064 (TOLL-FREE)
                        Banks and Brokers Call Collect:
                                 (212) 440-9800

                      The Dealer Manager for the Offer is:

                              Merrill Lynch & Co.
                             World Financial Center
                                  North Tower
                            New York, New York 10281
                            (212) 236-4565 (Collect)




                             [_____________], 1996


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